As filed with the Securities and Exchange Commission on June 16, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRUM BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2423556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Rayovac Drive

Madison, Wisconsin 53711

(Address of Principal Executive Offices, Including Zip Code)

Spectrum Brands, Inc. 2009 Incentive Plan

(Full title of the plans)

John T. Wilson, Esq.

Senior Vice President, Secretary and General Counsel

Spectrum Brands Holdings, Inc.

2520 Northwinds Parkway, Ste 550

Alpharetta, GA 30009

(Name and address of agent for service)

770-360-5271

(Telephone number, including area code, of agent for service)

Copies to:

Raphael M. Russo, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share(1)	3,333,333(1)(2)	$27.71(3)	$92,349,990.77(3)	$6,590.00

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 3,333,333 shares of the common stock of Spectrum Brands Holdings, Inc. (the “Registrant”), par value $0.01 (the “Common Stock”), issuable under the Spectrum Brands, Inc. 2009 Incentive Plan (the “Old Spectrum Plan”) assumed by the Registrant in connection with its acquisition (the “Acquisition”) of Spectrum Brands, Inc. (“Old Spectrum”) on June 16, 2010 pursuant to the terms of that certain Agreement and Plan of Merger, dated February 9, 2010, as amended, by and among the Registrant, Old Spectrum, Russell Hobbs, Inc., Battery Merger Corp. and Grill Merger Corp.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(h) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value of the shares of Common Stock, par value $0.01 per share, of Old Spectrum (each, an “Old Spectrum Share”) in accordance with Rule 457(c) and is equal to the product of (i) $27.71, the average of the high and low prices per Old Spectrum Share on the New York Stock Exchange on June 14, 2010 (which is within five business days of the filing hereof), multiplied by (ii) 3,333,333 shares of Common Stock issuable pursuant to the Old Spectrum Plan assumed by the Registrant in connection with the Acquisition.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.	Registrant’s prospectus contained in Registration Statement on Form S-4 (File No. 333-165769), including the description of the Registrant’s Common Stock included under the caption “Description of SB Holdings Capital Stock”, excluding the information contained under the captions “The Proposed Transaction — Recommendation of the Committee and the Spectrum Board of Directors; Reasons for the Transaction,” “The Proposed Transaction — Certain Financial Forecasts” and “The Proposed Transaction — Opinion of the Committee’s Financial Advisor” and Annex B thereto, filed with the Commission on March 29, 2010, as amended.

2.	Old Spectrum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the Commission on December 29, 2009.

3.	Old Spectrum’s Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended September 30, 2009 filed with the Commission on March 29, 2010.

4.	Old Spectrum’s Quarterly Report on Form 10-Q for the quarterly period ended January 3, 2010 filed with the Commission on February 10, 2010.

5.	Old Spectrum’s Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2010 filed with the Commission on May 18, 2010.

6.	Old Spectrum’s Current Reports on Form 8-K filed with the Commission on February 9, 2010, February 10, 2010, February 12, 2010, February 26, 2010, March 1, 2010, March 2, 2010, March 15, 2010, March 16, 2010, March 18, 2010, March 29, 2010, April 12, 2010, April 15, 2010, April 28, 2010, May 3, 2010, May 5, 2010, May 6, 2010, May 10, 2010, May 18, 2010, May 24, 2010, May 28, 2010, June 1, 2010, June 4, 2010, June 8, 2010, June 11, 2010 and June 16, 2010 in each case to the extent filed and not furnished.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all Shares of Common Stock offered hereby have been sold or which deregisters all Shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Each of the Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, (together, “Organizational Documents”) contains an indemnification provision that provides that the Registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Each Organizational Document also provides that the Registrant will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition, to the extent not prohibited by applicable law and, to the extent required by applicable law, the Registrant receives an undertaking to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Organizational Documents, agreement, vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation provides that, to the fullest extent permitted under the Delaware General Corporation Law, none of the Registrant’s directors will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision is known as an exculpation provision. This exculpation provision is limited by Section 102(b)(7) of the Delaware General Corporation Law, which prohibits the elimination or limitation of the personal liability of a director:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Each Organizational Document provides that any repeal or amendment of the indemnification or the exculpation provision by the stockholders of the Registrant or by changes in law, or the adoption of any other provision of the Organizational Documents inconsistent with the aforementioned provisions, will, unless otherwise required by law, be prospective only (except, with respect to the indemnification provision, such amendment or change permits the Registrant to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, the Registrant maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 16th day of June, 2010.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ John T. Wilson

Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint David R. Lumley, Anthony L. Genito and John T. Wilson, and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 16, 2010:

Signature	Title

/s/ David R. Lumley David R. Lumley	Chief Executive Officer and President – Global Batteries and Personal Care and Home and Garden and Director (Principal Executive Officer)

/s/ Anthony L. Genito Anthony L. Genito	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)

/s/ Terry L. Polistina Terry L. Polistina	President – Small Appliances and Director

/s/ Kenneth C. Ambrecht Kenneth C. Ambrecht	Director

/s/ Eugene I. Davis Eugene I. Davis	Director

/s/ Marc S. Kirschner Marc S. Kirschner	Director

/s/ Norman S. Matthews Norman S. Matthews	Director

/s/ Hugh R. Rovit Hugh R. Rovit	Director

/s/ David M. Maura David M. Maura	Director

/s/ Robin Roger Robin Roger	Director

/s/ Virginia A. Kamsky Virginia A. Kamsky	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant, dated June 16, 2010.

3.2	Amended and Restated By-Laws of the Registrant, adopted as of June 16, 2010.

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 27, 2010 (File No. 001-34757)).

4.3	See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant defining the rights of holders of Common Stock.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	Spectrum Brands, Inc. 2009 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Old Spectrum’s Current Report on Form 8-K filed with the Commission on August 31, 2009 (File No. 001-13615)).

23.1	Consent of KMPG LLP, an independent registered public accounting firm.

23.2	Consent of Grant Thornton LLP, an independent registered public accounting firm.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).